Exhibit 10.1
TRANSITION AND GENERAL RELEASE AGREEMENT
    This TRANSITION AND GENERAL RELEASE AGREEMENT (“Agreement”) is made by and between Arcutis Biotherapeutics, Inc. (“Company”) and Todd Edwards (“Employee”) with reference to the following:
    WHEREAS, Employee, an at-will employee, was employed by Company as Executive Vice President, Chief Commercial Officer,
    WHEREAS, on July 31, 2026, Employee tendered his resignation from the Company, effective as of August 21, 2026, and
WHEREAS, Company and Employee would like to ensure a smooth transition for Company’s commercial function.
    NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, Employee and Company agree as follows:
1.Separation Date: Employee’s employment with the Company is terminated effective as of August 21, 2026 (the “Separation Date”). With the exception of the payments set forth herein, Employee acknowledges that he is not owed any further payment of any type as a result of his rendering of services as an employee for Company. Employee will receive payment for any final wages through the Separation Date, in a final paycheck; this amount will be provided regardless of whether Employee executes this Agreement. A final paycheck or direct deposit including these sums will be provided to Employee on or before the Separation Date.
2.Consideration: In consideration of Employee entering into this Agreement and not revoking it, Company agrees to the following:
a.Company shall pay Employee a severance payment of twenty five thousand dollars ($25,000), less standard withholdings and deductions (the “Severance Payment”). The Severance Payment shall be paid 30 days after the Separation Date.

b.Employee shall be eligible to earn a transition payment in the amount of one hundred fifty thousand dollars ($150,000) (“the Transition Payment”). Employee may earn the Transition Payment if (i) Employee chooses to not solicit any current employee of the Company to work for any entity that employs Employee or is otherwise affiliated with Employee between July 30, 2026 and March 31, 2027, and (ii) Employee otherwise helps participate in an orderly transition of Employee’s job duties and ongoing tasks. The Transition Payment, if earned, will be less standard withholdings and deductions and paid out no later than March 31, 2027.
3.General Release: Except for those obligations created by or arising out of this Agreement, and excluding only those claims that cannot be waived as a matter of law, Employee acknowledges full and complete satisfaction of any obligations to him by Company and hereby releases and discharges Company, its parent, subsidiaries and affiliated entities, past and present, and each of them, as well as its and their trustees, directors, partners, officers, agents, employees, attorneys, and insurers, past and present, and each of them, together and each of them (collectively “Releasees”) from any and all liabilities, claims, wages, agreements, obligations, demands and causes of action, attorneys’ fees, and/or expenses, known or unknown, suspected or unsuspected, arising out of or in any way connected with Employee’s employment relationship with Company, or termination of employment, or any other transactions, occurrences, acts or omissions, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date Employee executes this

FP 65492252.1

Exhibit 10.1
Agreement (collectively, “Claims”), including, without limiting the generality of the foregoing, any Claims (on an individual or representative basis) for: (i) wages, including overtime wages, bonuses, long term incentive, commissions, vacation pay, holiday pay, sick pay, severance, back pay, front pay, penalties, life insurance, health or medical insurance or any other fringe benefit or compensation of any kind including any such claims arising under federal or state law; and (ii) under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993 (“FMLA”), the California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act (“CFRA”), the New York Constitution, the New York Executive Law, including the New York State Human Rights Law, the New York Labor Law, including any applicable regulations and/or wage orders, the New York Equal Rights Law, the Administrative Code of the City of New York, including the New York City Human Rights Law, or any other federal, state or local statute, ordinance or regulation or constitutional, contract, tort or common law theory which Employee ever had, now has, or hereafter can, shall or may have against the Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date Employee executes this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall affect: (i) any vested interest Employee may have in Company’s 401(k) Plan (if any) (ii) any rights Employee may have under COBRA; (iii) claims or causes of action that cannot be released as a matter of law; or (iv) any rights to indemnification that Employee may have under Delaware law, the Company’s by-laws, or the Indemnity Agreement, dated September 27, 2023, by and between the Company and Employee.
a.Employee represents and warrants that he has brought no complaint, claim, charge, action or proceeding against Company in any jurisdiction or forum, nor will he, from the date of signing forward, unless compelled by law, advise, aid or encourage any person or entity to bring a claim against (i) Company or any of its affiliated, subsidiary or parent companies or their managers, employees, officers, members, partners, directors, shareholders, investors, agents, attorneys or representatives or (ii) any other Releasees, and will not assist any person or entity in connection with any such claim unless required by legal process or applicable law. As of the date hereof, Company is not aware of any legal claims it may have against Employee arising from and relating to Employee’s employment and separation therefrom.
b.Except with respect to a breach of obligations arising out of this Agreement, if any, and to the fullest extent permitted by law, execution of this Agreement by the parties operates as a complete bar and defense against any and all of Employee’s Claims.
c.Employee represents and warrants that Employee does not currently suffer from any work-related injuries and that Company has never denied Employee the right to take leave under the FMLA and/or the CFRA.
4.Age Discrimination Release: Employee expressly acknowledges and agrees that, among the matters waived and released are any and all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), which have or may have arisen on or before the date Employee executes this Agreement. Because the ADEA contains special provisions affecting the release of ADEA claims, Employee also expressly acknowledges and agrees that:
a.In return for this Agreement, Employee will receive consideration, i.e., something of value, beyond that which he was already entitled to receive before entering into this Agreement;
b.Employee is hereby advised to consult with an attorney before signing this Agreement;
c.The releases contained in this Agreement do not cover the rights or claims that may arise after the date on which Employee executes this Agreement;

FP 65492252.1

Exhibit 10.1
d.Employee has been given at least twenty one (21) days within which to consider the Agreement, although Employee may sign sooner if he so chooses;
e.Employee warrants that any signature prior to that twenty one day time is knowing, voluntary, and has not been induced by Employer through fraud, misrepresentation, a threat by Employer to withdraw or alter the Agreement prior to the expiration of the reasonable time period, or by Employer providing different terms to other employees who sign a similar agreement prior to the expiration of such twenty one (21) day time period;
f.Employee has been informed that he has seven (7) days following the date he executes the Agreement in which to revoke it (the “Revocation Period”), understanding that the Agreement will not be enforceable until this seven-day Revocation Period has expired. Any revocation of the Agreement must be in writing and delivered to Todd Tucker, Chief Human Resources Officer, at 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361 before expiration of the Revocation Period, in which case, the Agreement, and the obligations contained herein, will be null and void; and
g.The release(s) contained in this Agreement shall become effective and enforceable on the day following the end of the Revocation Period (the “Effective Date”).
5.Waiver of Unknown Claims: This Agreement is intended to be effective as a bar to all Claims as stated above, up to and including the date Employee executes this Agreement. Accordingly, Employee hereby expressly waives any and all rights and benefits conferred by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE (“SECTION 1542”) and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims, if any, as well as those relating to any other Claims as stated above. SECTION 1542 provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Employee warrants that he has had the opportunity to consult with counsel about this Agreement and specifically about the waiver of SECTION 1542 and that Employee understands such waiver and freely and knowingly enters into this Agreement.
6.Agency Charges/Complaints: Nothing in this Agreement, including the Release, Confidentiality, and Non-Disparagement provisions at Paragraphs 3, 4, 5, 7, 8 and 9 is intended to prohibit Employee from filing a charge with any agency that enforces anti-discrimination or other employment or securities laws, or from cooperating with or providing truthful information to any such agency or law enforcement. However, Employee understands that by signing this Agreement and not revoking it, he has waived his right to recover any money from any of the Releasees, other than the Severance Payment under Paragraph 2.
7.Confidentiality Regarding Agreement and Separation of Employment: Except as otherwise provided in Paragraph 6, absent the prior express written approval and permission of the Chief Executive Officer of Company, Employee will keep confidential and not make public or reveal to any person, firm, corporation, association, partnership or entity of any kind whatsoever, including, without limitation, any current, former or future employees or agents of Company or any of its affiliated, subsidiary or parent companies or their current, former or future employees or agents any information regarding the

FP 65492252.1

Exhibit 10.1
terms or existence of this Agreement, including, without limitation, the payments Employee is receiving under it. This confidentiality provision shall not apply to: (i) Employee providing any such information to his immediate family, attorney, accountant, tax consultant and/or the duly designated taxing authorities of the United States of America and/or the State of California and the State of New York (and any other state in which Employee files tax returns for the 2023 tax year); or (ii) any disclosures compelled by law or legal process (after notice to Company within a reasonable period for making an objection to such disclosures). In the event that Employee reveals any material terms of this Agreement to the limited extent permitted in this Paragraph 7, Employee shall instruct the recipient of such information that this is a private, confidential agreement and that the terms of this Agreement may not be revealed to any other person for any reason whatsoever. Notwithstanding the above, this confidentiality provision does not prevent or restrict Employee from enforcing Employee’s Section 7 rights under the National Labor Relations Act, participating in Section 7 activity (including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes, unrelated to the amount of severance pay under this Agreement) or otherwise cooperating through investigation, testimony, or otherwise with the National Labor Relations Board or any other administrative agency or court.
8.Confidential Information:
a.Confidential Information: The term “Confidential Information,” as used herein, means all information or material not generally known by those with whom Company or any of its affiliated, subsidiary or parent companies compete or do business, or with whom Company or any of its affiliated, subsidiary or parent companies plan to compete or do business, and any and all information, which, if disclosed by Company or any of its affiliated, subsidiary or parent companies, would assist in competition against them. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): creative materials, formats, trade secrets, formulation information, research & development strategic plans, protocols and information, customer lists, business policies, financial information, technical information, methods of operation, marketing programs, customer price lists, research or development, marketing techniques and materials, marketing and development plans, artwork, advertising strategies, formulas, information and designs and business plans. Confidential Information also includes any information described above which Company or any of its affiliated, subsidiary or parent companies obtain from another party and which Company or any of its affiliated, subsidiary or parent companies treat as proprietary or designates as Confidential Information, whether or not owned or developed by Company or any of its affiliated, subsidiary or parent companies. Notwithstanding the above, however, no information constitutes Confidential Information if it is: (i) generic information or general knowledge which Employee would have learned in the course of similar employment elsewhere in the biotechnology industry; (ii) information Employee possessed prior to his employment by Company; or (iii) information that is otherwise publicly known and in the public domain.
b.Employee’s Duties Regarding Confidential Information: Employee acknowledges that the nature of his engagement by Company was such that he had access to Confidential Information which has great value to Company or any of its affiliated, subsidiary or parent companies and that except for Employee’s engagement by Company he would not otherwise have had access to such material. Employee shall keep all of the Confidential Information in confidence and shall not disclose any of the same to any other person, except: (i) personnel of Company entitled thereto and other persons designated in writing by Company; or (ii) as legally required by a lawful subpoena or by court order and then only after immediate written notice by Employee to Company of the existence of such subpoena or court order, with a copy of any such document and the allowance of no less than five (5) business days after receipt by Company of such written notice with copy of subpoena or court order for Company to object to or move to quash any subpoena, court order or potential disclosure. Employee shall not cause, suffer or permit the Confidential Information to be used for the gain or benefit of any party outside of Company, or for his

FP 65492252.1

Exhibit 10.1
personal gain or benefit outside the scope of his engagement by Company. Additionally, Employee acknowledges Employee’s continuing obligations under his Employment Inventions Assignment and Confidentiality Agreement dated September 27, 2023 with Company to the extent those obligations are lawful.
c.Effect of Previous Obligations: Employee acknowledges that this Agreement is not intended to supersede, limit or affect any obligation, contractual or otherwise, which Employee has with respect to the disclosure, use or protection of any proprietary or privileged, confidential, work product or trade secret information of Company and non-solicitation of Company employees. All previous written agreements and responsibilities imposed by law and/or by contract relating to Company’s intellectual property, proprietary, confidential, and/or privileged information, and/or trade secrets and/or non-solicitation of Company employees, shall remain in full force and effect and shall survive the execution of this Agreement. To the extent that there is any conflict between Paragraph 8.c. of this Agreement and any prior obligation(s), contractual or otherwise, which Employee has with respect to the disclosure, use or protection of any proprietary or privileged, confidential, work product or trade secret information of Company and/or non-solicitation of Company employees, the terms of the prior obligation/agreement shall control.
9.Non Disparagement: Except as otherwise provided in Paragraph 6 or as otherwise provided by law, Employee agrees that he will not disparage Company or any of its affiliated, subsidiary or parent companies or any of their current or former officers, directors, members, partners, investors, agents, attorneys, representatives, employees, products or services, in any manner. Employer agrees that on or before the effective date, Employer will instruct and cause its executive management team, commercial leadership team and the VP of Medical Affairs not to disclose to the public or any person, any false or misleading information about Employee, any information that reflects negatively upon or otherwise disparages Employee, or which may harm the reputation of Employee including via social media. Employee agrees that Employee will not disclose to the public or any person, any maliciously false or defamatory information about Employer (including its officers, directors, and employees) or which may harm the reputation of Employer including, but not limited to, any statements that defame or are maliciously untrue about any product, service, capability, or any other aspect of the business of Employer, including via social media. This Section is not intended to prevent Employee from exercising any other rights protected by law or any rights protected by the National Labor Relations Act, including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes, unrelated to the amount of severance pay under this Agreement, when the communication is not so reckless, or maliciously untrue as to lose the protection of the law. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.
10.Ongoing Cooperation: Employee agrees that Employee will assist and cooperate with the Company and its affiliates, (i) concerning reasonable requests for information about the business of the Company or its affiliates or Employee’s involvement and participation therein; (ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee; and (iii) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization as any such investigation or review relates to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. Employee’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, its

FP 65492252.1

Exhibit 10.1
affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments such as other subsequent full-time employment and alike that Employee may have at the time of the request. Employee will receive reasonable compensation for his time based on the matter and circumstance, and reimbursed for customary and reasonable travel expenses incurred in connection with this Section 10 as requested and approved by the Company.
11.Return of Property: As of the Separation Date, or at the time he ceases providing services to Company, whichever is earlier, Employee agrees to return immediately all of Company’s property in his possession or control including but not limited to security access cards or other access devices, keys, cellular phones, PDAs, memory cards, flash drives, laptop computers, work files (including hard copies and electronic documents), memoranda, notes and records or any other documents made or compiled by Employee or made available to Employee during the term of his employment at Company.
12.Integration/Modification: Employee acknowledges and agrees that this instrument constitutes and contains the entire agreement and final understanding concerning his employment with Company and his termination from employment and the other matters addressed, and that it is intended to be a complete and exclusive statement of the terms of his agreement with Company. Except as expressly provided otherwise herein (including, without limitation, in Paragraph 8.c above), Employee understands and agrees that this Agreement supersedes and replaces all prior negotiations and/or agreements, whether written or oral, and that any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against Company. This is a fully integrated instrument. Further, this Agreement can be modified only in the form of a writing signed by both parties hereto.
13.Construction of Agreement/Invalid Agreement Provisions: Employee acknowledges and agrees that, in interpreting this Agreement, there will be no presumption against Company because it is its drafter. Should any provision or term, or part of a provision or term of this Agreement be determined by any court to be illegal or invalid, excepting only the release contained in Paragraphs 3 through 5, the validity of the remaining parts, provision or terms shall not be affected thereby and said illegal or invalid part, provision or term shall not be deemed to be a part of this Agreement.
14.Indemnification: Except with respect to claims pursuant to the ADEA, Employee shall indemnify Releasees against any loss or liability whatsoever, including all court costs and attorneys’ fees, caused by any action or proceeding which is brought with respect to any Claim arising out of Employee’s gross negligence or willful misconduct.
15.Choice of Law: Except as otherwise provided under the Federal Arbitration Act (“FAA”) or other applicable federal law, this Agreement shall be governed by the laws of the State of New York without reference to any state’s or country’s choice of law provisions to the contrary.
16.No Admission of Wrongdoing: Nothing contained in this Agreement nor the fact that the parties sign this Agreement shall be considered as an admission by either party of any wrongdoing by either party.
17.SEC Reporting. Employee acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), he will have continuing obligations under and he will continue to abide by Section 16(a) and 16(b) of the Exchange Act to report his transactions in Company common stock for six (6) months following the Separation Date.

FP 65492252.1

Exhibit 10.1
18.Arbitration: Employee agrees that any dispute or controversy between the parties in any way arising out of, related to, or connected with this Agreement, his employment with Company or termination of the same, shall be resolved through final and binding arbitration pursuant to the Employment Arbitration Rules and Procedures of JAMS, Inc. (“JAMS”), available at www.jamsadr.com, incorporated herein by reference. Any such arbitration shall be administered by JAMS in the office nearest to Employee’s last place of employment with Company, unless otherwise required by law or agreed to by the parties in writing. In the event of a dispute subject to this section, the parties shall be entitled to written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute, subject to the discretion of the arbitrator and pursuant to the applicable JAMS rules. The arbitrator selected shall have the authority to grant either party or both all remedies otherwise available by law, including injunctions. The arbitrator shall render an award and written opinion explaining the basis for the award. The arbitral award shall be binding upon the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction thereof. Both parties shall take all reasonable steps to maintain the confidentiality of the arbitration award, including executing a confidentiality stipulation in a form acceptable to Company. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses and attorneys’ fees. Provided however, Company shall pay for all costs which are unique to the arbitration process, if required by applicable law. The parties acknowledge that by agreeing to arbitration, they are waiving their right to a judicial forum and to a trial by jury. The parties agree that the Company is engaged in interstate commerce and that, except as provided in this Agreement, the FAA shall govern the interpretation and enforcement of, and all proceedings pursuant to, this Agreement.
19.Successors and Assigns: This Agreement shall bind and shall inure to the benefit of the successors and assigns of each party. With respect to Employee, the Agreement shall also bind and inure to the benefit of his heirs and assigns.
20.Counterparts: This Agreement may be executed in counterparts, and by facsimile or portable document format (pdf), and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
21.Captions: The parties understand and agree that any captions are utilized for convenience only, and do not operate to explain or limit the provisions of this Agreement.
22.Notices: All notices required or permitted by the terms of this Agreement shall be sufficient if given in writing and delivered personally, by facsimile, or by certified mail or courier service, requiring written acknowledgement of receipt, to the following addresses for the persons or entities listed:
Company: Arcutis Biotherapeutics, Inc.
3027 Townsgate Road, Suite 300
Westlake Village, CA 91361
Attn: Todd Tucker

Employee: Todd Edwards
1620 Bristol Drive South
Mt. Juliet, TN 37122

FP 65492252.1

Exhibit 10.1
[Remainder of page is intentionally left blank; signatures on following page.]

FP 65492252.1

Exhibit 10.1

THIS TRANSITION AND GENERAL RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE PURSUANT TO THE AGE DISCRIMINATION IN EMPLOYMENT ACT.
Employee and Company hereby declare and affirm that they have read the foregoing Transition and General Release Agreement and understand and acknowledge the significance and consequence of it and execute it voluntarily with full understanding of its consequences.

EXECUTED on 8/21/2026, at South, TN.

    /s/ Todd Edwards
Todd Edwards
EXECUTED on 8/21/2026, at Camarillo, CA.
Arcutis Biotherapeutics, Inc.

By: /s/ Todd Tucker

Name: Todd Tucker
Title: Chief Human Resources Officer

FP 65492252.1